Exhibit 99.15

Johnson & Johnson Reports 2013 Second-Quarter Results:

Sales of $17.9 Billion increased 8.5% Versus 2012 Second Quarter;
Second-Quarter EPS was $1.33
Excluding Special Items, 2013 Second-Quarter EPS of $1.48 Increased 13.8%*

New Brunswick, NJ (July 16, 2013) - Johnson & Johnson (NYSE: JNJ) today announced sales of $17.9 billion for the second quarter of 2013, an increase of 8.5% as compared to the second quarter of 2012. Operational results increased 10.0% and the negative impact of currency was 1.5%. Domestic sales increased 8.0%. International sales increased 9.0%, reflecting operational growth of 11.8% and a negative currency impact of 2.8%. Sales included the impact of the acquisition of Synthes, Inc., net of the divestiture of the DePuy trauma business. Excluding this impact, worldwide operational sales growth was 5.6%.
Net earnings and diluted earnings per share for the second quarter of 2013 were $3.8 billion and $1.33, respectively. The second quarter results included the gain on the sale of the equity interest owned in Elan Corporation, plc, as previously disclosed. Second quarter 2013 net earnings included after-tax special items of approximately $0.5 billion, related to litigation expenses, integration and transaction costs associated with the acquisition of Synthes, Inc, and program costs associated with the DePuy ASRTM Hip. Second quarter 2012 net earnings included after-tax special items of approximately $2.2 billion as shown in the accompanying reconciliation of non-GAAP financial measures. Excluding these special items, net earnings for the current quarter were $4.3 billion and diluted earnings per share were $1.48, representing increases of 17.7% and 13.8%, respectively, as compared to the same period in 2012.*
“Our strong second-quarter results reflect the progress we've made against our near-term priorities of delivering on our financial commitments, restoring a reliable supply of over-the-counter products to consumers, continuing the successful integration of Synthes and building on the momentum in our pharmaceutical business,” said Alex Gorsky, Chairman and Chief Executive Officer. “Our talented colleagues at Johnson & Johnson continue to bring meaningful innovations to patients and consumers around the world and have positioned us well to deliver sustainable growth.”
The Company increased its earnings guidance for full-year 2013 to $5.40 - $5.47 per share. The Company's guidance excludes the impact of special items.
Worldwide Consumer sales of $3.7 billion for the second quarter represented an increase of 1.1% versus the prior year consisting of an operational increase of 1.7% and a negative impact from currency of 0.6%. Domestic sales increased 1.0%. International sales increased 1.1%, which reflected an operational increase of 2.0% and a negative currency impact of 0.9%.
Positive contributors to operational results were upper respiratory over-the-counter medicines; TYLENOL® and MOTRIN® analgesics; international sales of LISTERINE® mouthwash; baby care products and women's sanitary protection products.

Worldwide Pharmaceutical sales of $7.0 billion for the second quarter represented an increase of 11.7% versus the prior year with operational growth of 12.9% and a negative impact from currency of 1.2%. Domestic sales increased 9.1%. International sales increased 14.1% which reflected an operational increase of 16.5% and a negative currency impact of 2.4%.
Primary contributors to operational sales growth were REMICADE® (infliximab) and SIMPONI® (golimumab), biologics approved for the treatment of a number of immune-mediated inflammatory diseases; STELARA® (ustekinumab), a biologic approved for the treatment of moderate to severe plaque psoriasis; INVEGA® SUSTENNA®/XEPLION® (paliperidone palmitate), a once-monthly, long-acting, injectable atypical antipsychotic for the acute and maintenance treatment of schizophrenia in adults; VELCADE® (bortezomib), a treatment for multiple myeloma; PREZISTA® (darunavir), a treatment for HIV; and sales of recently launched products.
The strong sales results of recently launched products included ZYTIGA® (abiraterone acetate), an oral, once-daily medication for use in combination with prednisone for the treatment of metastatic, castration-resistant prostate cancer; XARELTO® (rivaroxaban), an oral anticoagulant; and INCIVO® (telaprevir), a direct acting antiviral protease inhibitor, for the treatment of genotype-1 chronic hepatitis C virus.
During the quarter, the U.S. Food and Drug Administration (FDA) approved SIMPONI® (golimumab) for the treatment of moderately to severely active ulcerative colitis in adult patients who have demonstrated corticosteroid dependence or who have had an inadequate response to or failed to tolerate oral aminosalicylates, oral corticosteroids, azathioprine, or 6-mercaptopurine.
Additionally, the FDA granted Breakthrough Therapy Designation for daratumumab for the treatment of patients with multiple myeloma who have received at least three prior lines of therapy including a proteasome inhibitor (PI) and an immunomodulatory agent (IMiD), or who are double refractory to a PI and IMiD. Daratumumab is an investigational human CD38 monoclonal antibody licensed from Genmab A/S.
In addition, a New Drug Application was submitted to the FDA under Breakthrough Therapy Designation for the use of ibrutinib in previously treated patients with chronic lymphocytic leukemia /small lymphocytic lymphoma, and for use in previously treated patients with mantle cell lymphoma.
Also during the quarter, a Marketing Authorization Application was submitted to the European Medicines Agency seeking approval for simeprevir (TMC435). Simeprevir is a new generation NS3/4A protease inhibitor, administered as one 150mg capsule once daily in combination with peginterferon alfa and ribavirin, indicated for the treatment of genotype 1 or genotype 4 chronic hepatitis C in adult patients with compensated liver disease (including cirrhosis), with or without HIV-1 co-infection, who are treatment naive or who have failed previous interferon therapy (pegylated or non-pegylated) with or without ribavirin.

The Committee for Medical Products for Human Use of The European Medicines Agency granted a positive opinion on two variations relating to the use of VELCADE® (bortezomib). The first recommendation was for the use of VELCADE® as retreatment in adult patients who have previously responded to treatment with the same medicine. The second recommendation was as induction therapy in combination with dexamethasone or dexamethasone and thalidomide for adult patients with previously untreated multiple myeloma that are eligible for high-dose chemotherapy with haematological stem cell transplantation. In addition, the European Commission approved a new twice daily (BID) dosing of INCIVO® (telaprevir), a direct acting antiviral protease inhibitor, in combination with pegylated-interferon and ribavirin for naive and previous treatment experienced patients.
A definitive agreement was signed in June to acquire Aragon Pharmaceuticals, Inc., a privately-held, pharmaceutical discovery and development company focused on drugs to treat hormonally-driven cancers. The acquisition includes Aragon's androgen receptor antagonist program.  Aragon's lead product candidate is a second generation androgen receptor signaling inhibitor, ARN-509, in Phase 2 development for castration resistant prostate cancer.
Worldwide Medical Devices and Diagnostics sales of $7.2 billion for the second quarter represented an increase of 9.6% versus the prior year consisting of an operational increase of 12.0% and a negative currency impact of 2.4%. Domestic sales increased 9.8%. International sales increased 9.4%, which reflected an operational increase of 13.7% and a negative currency impact of 4.3%. Sales included the impact of the acquisition of Synthes, Inc., net of the divestiture of the DePuy trauma business. Excluding this impact, worldwide operational sales growth was 0.5%.
Primary contributors to operational growth were sales from the acquisition of Synthes, Inc., in the Orthopaedics business; Biosense Webster's electrophysiology products in the Cardiovascular Care business; Vision Care's 1-Day ACUVUE® TRUEYE and 1-Day ACUVUE® MOIST® disposable contact lenses; and biosurgical and international sales of energy products in the Specialty Surgery business.
During the quarter, the FDA granted Premarket Approval for the SEDASYS® System, the first computer-assisted personalized sedation system for healthy patients undergoing sedation during routine colonoscopy and esophagogastroduodenoscopy procedures.

About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 128,000 employees at more than 275 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
* Net earnings and diluted earnings per share excluding special items are non-GAAP financial measures and should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the financial schedules accompanying this press release and can be found in the Investor Relations section of the Company's website at www.investor.jnj.com.

Johnson & Johnson will conduct a conference call with financial analysts to discuss this news release today at 8:30 a.m., Eastern Time. A simultaneous webcast of the meeting for investors and other interested parties may be accessed by visiting the Johnson & Johnson website at www.investor.jnj.com. A replay and podcast will be available approximately two hours after the live webcast by visiting www.investor.jnj.com.
Copies of the financial schedules accompanying this press release are available at www.investor.jnj.com/historical-sales.cfm.  These schedules include supplementary sales data, a condensed consolidated statement of earnings, reconciliation of non-GAAP financial measures, and sales of key products/franchises.  Additional information on Johnson & Johnson, including a pharmaceutical pipeline of selected compounds in late stage development can be found on the Company's website at www.jnj.com.
NOTE TO INVESTORS
(This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; challenges to patents; significant adverse litigation or government action; impact of business combinations; financial distress and bankruptcies experienced by significant customers and suppliers; changes to governmental laws and regulations and domestic and foreign health care reforms; trends toward health care cost containment; increased scrutiny of the health care industry by government agencies; changes in behavior and spending patterns of purchasers of health care products and services; financial instability of international economies and sovereign risk; disruptions due to natural disasters; manufacturing difficulties or delays; complex global supply chains with increasing regulatory requirements; and product efficacy or safety concerns resulting in product recalls or regulatory action. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 30, 2012.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.investor.jnj.com or on request from Johnson & Johnson.   Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.)